EXHIBIT 99.1

Contact:	FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
212-515-4625

Brookdale Completes Southern Assisted Living Inc. Acquisition

Chicago, IL. April 7, 2006 - Brookdale Senior Living Inc. (NYSE: BKD) announced today that it has completed the acquisition of Southern Assisted Living Inc. (SALI), a company based in North Carolina that operates a portfolio of senior living facilities. Brookdale will fund the $82.9 million transaction with cash.

Included in the transaction are 41 senior living facilities, with 2,887 assisted living beds, that are currently leased and operated by SALI. The leases in this transaction will be accounted for as capital leases. In addition, SALI manages one property with 155 independent and assisted living units/beds for a third party. The facilities are located throughout North Carolina, South Carolina and Virginia.

Since its IPO in November 2005, Brookdale has purchased or announced commitments to purchase $727 million in senior housing assets representing 8,885 units/beds. Brookdale expects to invest approximately $307 million in equity in these transactions. The Company will use its existing cash and a corporate acquisition line to fund the equity component of these acquisitions.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns or operates independent, assisted and dementia-care facilities, with a total of 445 facilities in 32 states and the ability to serve approximately 34,000 residents.

EXHIBIT 99.1

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions, obtaining consents, the exercise of our due diligence termination rights, and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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